Exhibit 99.1

PEOPLE’S COMMUNITY CAPITAL CORPORATION (PPLM)

July 20, 2004	FOR MORE INFORMATION, CALL
FOR IMMEDIATE RELEASE	TOMMY B. WESSINGER, CEO or
THOMAS H. LYLES, PRESIDENT
AT (803) 641-0142

PEOPLE’S COMMUNITY CAPITAL CORPORATION REPORTS 24% INCREASE IN SECOND QUARTER EARNINGS

AIKEN, SOUTH CAROLINA, July 20, 2004 – – PEOPLE’S COMMUNITY CAPITAL CORPORATION (OTCBB:PPLM), holding company for PEOPLE’S COMMUNITY BANK, announced that for the three months ended June 30, 2004 net income increased to $366,739, or $0.31 per basic common share, compared to $296,494, or $0.26 per basic common share for 2003, an increase of 24%. For the six month period ended June 30, 2004, net income was $685,234, or $0.59 per basic common share, compared to $528,672, or $0.46 per basic common share for the same period in 2003, an increase of 30%. All per share amounts have been adjusted for stock dividends paid.

Total assets for the company were $121 million at June 30, 2004, an 11% increase over December 31, 2003 and June 30, 2003 amounts. Net loans grew to $71 million, representing a 9% increase since last year-end and an increase of 14% since June 30, 2003. Deposits were at $105 million, a 13% increase since December 31, 2003 and a 12% increase over the same quarter last year.

The company’s allowance for credit losses was increased by $62,000 for the quarter ended June 30, 2004, bringing the ending reserve to $1,030,000, or 1.42% of loans. There were $57,000 of net loans charged off in the second quarter of 2004 compared to net recoveries of $800 in the second quarter of 2003. Total net charge-offs for the first half of 2004 were $28,000 (including $29,000 in net recoveries from the first quarter) compared to net recoveries of $800 through June 30, 2003. There were no loans classified as non-performing at June 30, 2004 compared to $1,861 of non-performing loans at June 30, 2003.

People’s Community Capital Corporation is a bank holding company for People’s Community Bank of South Carolina in Aiken with three principal banking offices at 1715 Whiskey Road and 125 Park Avenue in Aiken and 518 Georgia Avenue in North Augusta. The Company’s stock is quoted on the OTC Bulletin Board under the symbol PPLM. Internet banking is offered through the bank’s web site at www.pcbOnline.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses or excessive loan losses which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PEOPLE’S COMMUNITY CAPITAL CORPORATION

Selected Financial Information
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	(unaudited)		(unaudited)
Condensed Results of Operations	2004	2003	2004	2003

Interest income	$1,461	$1,258	$2,812	$2,470
Interest expense	282	352	541	712
Net interest income	1,179	906	2,271	1,758
Provision for possible loan losses	62	29	118	59
Non-interest income	216	277	424	563
Salaries and employee benefits expense	467	396	896	846
Occupancy and equipment expense	80	92	157	174
Other non-interest expense	226	212	481	452

Operating income before provision for taxes	560	454	1,043	790
Provision for income taxes	193	157	358	261

Net income	$367	$297	$685	$529

Income per share of common stock : (See note)
Basic	$0.31	$0.26	$0.59	$0.46
Diluted	$0.29	$0.24	$0.54	$0.43
Weighted average shares outstanding :
Basic	1,165,898	1,153,197	1,152,405	1,144,736
Diluted	1,282,508	1,254,171	1,267,678	1,234,408

Other Data

Average interest-earning assets	$115,439	$101,395	$110,967	$98,863
Average interest-bearing liabilities	$92,401	$80,829	$88,330	$79,171
Net interest margin	4.08%	3.59%	4.09%	3.59%
Return on average equity	11.36%	10.02%	10.55%	9.00%
Return on average assets	1.20%	1.10%	1.17%	1.01%

	June 30	December 31	June 30
Selected Balance Sheet Data	2004	2003	2003
	(unaudited)	(audited)	(unaudited)

Total assets	$121,460	$109,128	$109,485
Loans receivable,	71,179	65,301	62,288
Federal funds sold	39	659	6,414
Short-term investments	2,096	1,721	2,925
Investment securities	41,175	35,257	29,812
Deposits	105,111	93,238	93,890
Shareholders' equity	12,722	12,366	12,191
Shareholders' equity per common share (See note)	$10.79	$10.86	$10.57

Loan allowance to loans and leases	1.42%	1.42%	1.42%
Net loans to deposits	67.70%	70.04%	66.34%
Net charge-offs to average loans	0.04%	0.02%	0.00%

NOTE:  Per share data has been adjusted to reflect all stock dividends paid

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